EXHIBIT 10.7
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                              EMPLOYMENT AGREEMENT


EFFECTIVE DATE           July 11, 2000

EMPLOYEE                 Thomas F. Carroll ("TFC")

EMPLOYER                 In Store Media Systems, Inc. ("ISMS")

DUTIES AND RESPONSIBILITIES ISMS is employing TFC in the capacity of Vice President, Marketing & Sales. Unless directed by the President of ISMS or the Board of Directors, TFC shall report to the President of ISMS.

TERM This Agreement is a twelve (12) month employment contract between TFC and ISMS, beginning at their Effective Date. Unless modified by mutual agreement and in writing, if neither party executes its unilateral right, in such party's sole discretion, to terminate this agreement by written notice to the other party on or before 5pm MDT, on November 1, 2000 after the three (3) month anniversary of the Effective Date, then this Agreement shall remain in effect for the entire twelve month term.

COMPENSATION Unless modified by mutual agreement and in writing, TFC shall receive a gross salary of $12,500 per month during the term of this Agreement. The salary shall be paid twice per month, on or: before the first and fifteenth day of each month. In addition to the salary received, TFC shall receive 75,000 options to purchase shares of voting common stock of ISMS which options shall be immediately vested on the Effective Date of this contract. These options shall have a strike price of $0.25/share and shall expire two (2) years from the date of issue. In addition, TFC shall be eligible to receive additional options to purchase shares of voting common stock of ISMS, which options shall be fully vested at the time of their issuance. These options shall be exercisable at a strike price of $1.00/share or 85% of the average closing price of the stock over the 15 calendar days prior to exercise, whichever is less and shall expire two (2) years from the date of issue. These options shall be issued upon achieving one or more of the following milestones as follows:

1. Twenty-five thousand (25,000) options for obtaining a signed ISMS agreement with a supermarket chain to install and demonstrate between I and 4 "First Coupon Bank" coupon clearing units in Denver area store(s) with a contingent agreement to install in the rest of their Denver stores based upon the system performing as represented by ISMS.

2. Twenty-five Thousand (25,000) options when any chain agrees to accept installation of these systems in the majority of the rest of its stores chainwide.

3. Twenty five thousand (25,000) options as above for an agreement with a second supermarket chain in Denver or another geographical market.

4. Twenty five thousand (25,000) options for obtaining agreements as described above to install "InStaClearing" in-lane, coupon clearing units, or "Coupon Exchange Center" units.

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5.   Fifty thousand (50,000) options when ISMS has 150 of any of its systems operating in any one geographic market area.

TFC Will also be eligible to participate in ISMS' Stock Option and Incentive Plan, which will provide incentive to employees to provide significant service to and have a proprietary interest in ISMS. The plan is still being developed and has not yet been completed.

BONUS TFC shall be eligible to participate in ISMS' Bonus Plan which is still being developed and has not yet been completed.

BENEFIT During the Term of this Agreement, TFC shall receive the same benefits (e.g., health insurance, holidays, sick leave, 401 K, and profit sharing) as is offered and provided to other employees of ISMS, With the exception of life and disability insurance. Such insurance is already held by TFC and the Company shall pay these premiums beginning on the effective date.

VACATION TFC will be entitled to four (4) weeks of paid vacation during the duration of this contract.

TERMINATION FOR CAUSE At any time, ISMS may terminate TFC for any or all of the following reasons: (a) negligent conduct or performance of duties and responsibilities, (b) evidence of theft, misrepresentation, or fraud against ISMS, (c) evidence of misconduct, including sexual harassment or substance abuse, or (d) criminal conviction.

SEVERANCE TFC will be entitled to receive three (3) months of severance pay if this contract is terminated by ISMS without cause within the first 90 days after the Effective Date of this agreement. TFC will be entitled to twelve (12) months of severance pay if this contract is terminated by ISMS without cause any time between the 91st day and the one year anniversary date of the Effective Date of this agreement. In the event of severance from this position without cause due to a change of control of ISMI, TFC will be entitled to one year of severance pay. For purposes of this agreement, change of control shall be defined as a sale of 51% or more of the voting shares of ISMS other than by registration for sale to the public.

REPRESENTATIONS AND WARRANTIES OF TFC TFC represents and warrants that he is free to enter into this agreement and to perform the duties required, and that there are no employment contracts, restrictive covenants or other restrictions preventing the execution and delivery of the duties and responsibilities of this Employment. TFC represents that he will work full time to perform the duties except that he may continue to perform services for the ussoccermom program and wind down the customer appreciation program on an as needed and approved basis.

CONFIDENTIALITY TFC agrees that he will not, during this Agreement and for a period of two years after its termination, disclose to any firm, corporation, or other entity, except as required by law, any nonpublic information ("Confidential Information") concerning the business, clients or affairs of ISMS for any reason or purpose whatsoever nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation, or other entity except ISMS. Confidential Information shall exclude information of any kind which either: (a) is or becomes generally available to the public other than as a direct result of a disclosure by TFC,
(b) was known to TFC on a non-confidential basis prior to its disclosure, or (c) becomes available to TFC on a non-confidential basis from a source other than ISMS, which is entitled to disclose.

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NON-COMPETITION For a period of two (2) years if TFC voluntarily terminates the employment relationship and for one (1) year if TFC is terminated by ISMS, TFC agrees not to solicit ISMS' accounts and/or clients or to engage in any conduct which is in direct competition with the business of ISMS as defined by ISMS at the termination of the employment relationship, without the express written consent of ISMS.

CONDITIONS PRECEDENT TO EFFECTIVE DATE It is a condition of this Agreement that, prior to the commencement of employment, TFC will meet with Byron Garcia of Summax Associates, with which intends to execute an agreement to obtain $20,000,000. In anticipation of this meeting, TFC has agreed to review, certain ISMS business models and proforma financials and to perform other studies to enable TFC to be responsive to marketing due diligence questions of Summax and prospective investors. For rendering such services prior to his Effective Date, TFC shall receive 12,500 options with a stock price of $0.25/share, which shall be fully vested upon execution of this agreement.

ADDITIONAL PROVISIONS All notices and communications regarding this Agreement shall be in writing. The 'Agreement is not assignable unless by mutual consent. This Agreement sets forth the entire agreement and understanding between TFC and ISMS regarding employment. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado.

                                            In Store Media Systems, Inc.

Dated this ____day of _________2000

/S/ Thomas F. Carroll                       /S/ Donald P. Uhl
-----------------------------------         ---------------------------------
Thomas F. Carroll                           Donald P. Uhl, President/CEO

Address:                                    Address:
7965 South Eudora Circle                    15423 East Batavia Drive
Littleton, CO 80122                         Aurora, CO 80011

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